Exhibit 21.1

List of Subsidiaries

Cepheid SA

Jurisdiction of organization: France

•	Cepheid UK (Wholly owned subsidiary of Cepheid SA)

Jurisdiction of organization: UK

Cepheid AB

Jurisdiction of organization: Sweden